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                                                                  Exhibit 99 (2)

                                 PRESS RELEASE
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Schlumberger                                                           CAMCO



FOR IMMEDIATE RELEASE: THURSDAY, JULY 30, 1998

SCHLUMBERGER AND CAMCO CLEAR US ANTITRUST REVIEW

New York, July 30 -- Schlumberger Limited [NYSE:SLB] and Camco International, Inc. [NYSE:CAM] today announced that the required waiting period under the US Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired. The proposed merger between Schlumberger Technology Corporation, a wholly-owned subsidiary of Schlumberger, and Camco International, Inc., is expected to proceed without further US antitrust review.

The Companies anticipate that the transaction will close on August 31, 1998, following the Camco stockholders meeting.

Schlumberger is a worldwide leader in technical services with 65,000 employees and operations in over 100 countries. In 1997, revenue was $10.65 billion.

Camco International, Inc. is a worldwide oilfield equipment and service company with 5500 employees. Camco provides specialized products and services in drilling, well completion, production and well services for the oil and gas industry. In 1997, revenue was $914 million.

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For further information, contact:
--------------------------------

Simone Crook
Director Investor Relations & Communications
Schlumberger Limited New York
Phone: (1-212) 350-9432
Email: crook@new-york.sl.slb.com

Bruce Longaker
Vice President, Finance
Camco International, Inc. - Houston
Phone: (1-713) 749-5650


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